


                                                             EXHIBIT 11

                   THE BEAR STEARNS COMPANIES INC.
          STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                             (UNAUDITED)

                                                           Three-Months Ended
                                                  ------------------------------------
                                                     September 25,      September 26,
                                                         1998               1997
                                                  ------------------------------------
                                                 (In thousands, except per share data)
Weighted average common and common equivalent
 shares outstanding:
         Average Common Stock
            outstanding                               113,477               118,395
         Average Common Stock
            equivalents:
              Common Stock issuable
                under employee
                  benefit plans                          461                    460
              Common Stock issuable
                assuming conversion
                  of CAP Units                        38,147                 33,156
                                           -----------------      -----------------
Total weighted average common and common
 equivalent shares outstanding                       152,085                152,011
                                           =================      =================

Net income                                        $   64,103          $     161,618

Preferred Stock dividend
  requirements                                       (10,095)                (5,925)

Income adjustment
      (net of tax) applicable
      to deferred compensation
      arrangements                                     6,777                 13,532
                                           -----------------      -----------------
Adjusted net income                               $   60,785          $     169,225
                                           =================      =================

Earnings per share                                $     0.40          $        1.11
                                           =================      =================
